Exhibit 5.1
Alston&Bird llp
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com
January 13, 2006
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994

Re:	Registration Statement on Form S-4 with respect to 1,775,000 shares of
Seacoast Banking Corporation of Florida common stock
Ladies and Gentlemen:
     We have acted as counsel to Seacoast Banking Corporation of Florida (“Seacoast”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Seacoast on the date hereof with the Securities and Exchange Commission (the “Commission”) for registration under the Securities Act of 1933, as amended (the “Securities Act”), of approximately 1,775,000 shares of Seacoast’s $0.10 par value common stock (the “Shares”), to be issued in consideration of all of the outstanding shares of $0.01 par value common stock of Big Lake Financial Corporation (“Big Lake”), including all of the outstanding shares of Big Lake Series A $0.01 par value preferred stock which will automatically convert, according to its terms, on a one-for-one basis into Big Lake common stock at the Effective Time, pursuant to that certain Agreement and Plan of Merger dated as of November 22, 2005 by and between Seacoast and Big Lake (the “Agreement”).
     We have examined the Articles of Incorporation of Seacoast, the Bylaws of Seacoast, the Agreement and the records of proceedings of the Board of Directors of Seacoast deemed by us to be relevant to this opinion, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.
     As to certain factual matters relevant to this opinion, we have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of Seacoast and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and,

Seacoast Banking Corporation of Florida
January 13, 2006

accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.
          Based upon the foregoing, it is our opinion that:
1.	Seacoast is a corporation duly incorporated and validly existing in good standing under the laws of the State of Florida; and

2.	The Shares are duly authorized and, when issued by Seacoast in accordance with the terms of the Agreement, will be legally and validly issued, fully paid and nonassessable.
          Our opinion is limited to the laws of the State of Georgia. This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated. We have no obligation to update this opinion.
          We consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the use of our name under the heading “Legal Matters” in the Proxy Statement-Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Commission’s rules and regulations.

Yours very truly, ALSTON & BIRD LLP
By:	/s/ Ralph F. MacDonald, III